Exhibit 10.35

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is between XELR8, Inc. (the “Company”) and John Pougnet (“Employee”), and is executed effective as of June 1, 2009 (the “Effective Date”) in connection with and consideration of the compensation set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

1. Previous Employment Agreement.

    A.           Previous Employment Agreement.  The Company and Employee have previously entered into that Employment Agreement dated effective February 1, 2008 (the “Previous Employment Agreement”), pursuant to which Employee was employed as Chief Executive and Chief Financial Officer of the Company for a term of two years.  The Company and Employee now desire to terminate the Previous Employment Agreement, and to replace it with this Agreement.

    B.           Termination of Previous Employment Agreement.  The Previous Employment Agreement is terminated on mutual agreement of the Company and Employee effective as of the Effective Date.  The Previous Employment Agreement shall be of no further force or effect hereafter, and neither party shall have any further obligations or duties with respect to each other under the Previous Employment Agreement; however, this termination shall not extinguish Employee’s rights in any stock options previously granted to Employee.  It is expressly agreed that Employee shall have no claims related to any accrued vacation under the Previous Employment Agreement.

2. Services to be Rendered by Employee.  The Company hereby employs, engages and hires Employee in the capacity of Chief Financial Officer, and Employee hereby accepts and agrees to such hiring, engagement and employment.  Employee shall have those duties specified on Exhibit A hereto, which is incorporated herein by this reference.  In this position, Employee shall report to both the Chief Executive Officer of the Company and the Company’s Audit Committee.  Employee will devote his reasonable efforts, energy and skill to the performance of these duties and for the benefit of the Company, and will exercise due diligence and care in the performance of all duties performed for the Company under this Agreement.  Employee will devote the time necessary to fulfill Employee’s duties to the Company.  However, Employee shall not be required to devote his full time efforts, energy and skill to the performance of these duties, nor will he be required to fulfill these duties solely at the offices of the Company.  The Company expressly agrees that Employee will be entitled to seek and engage in other employment and business activities, unless such employment or activities would violate the non-competition covenant in Section 7 or any other provision of this Agreement.

3. Term; Termination.

    A. Term.  Subject to the terms and conditions of this Agreement, the Company will employ Employee, and Employee will serve the Company, for one year from the Effective Date (the “Term”).

    B. Termination by the Company.  Employee’s employment may only be terminated by the Company during the term of this Agreement for “Cause,” which termination may occur without prior written notice to Employee. Termination for Cause shall be defined as any of the following from and after the Effective Date:

        (a) Any willful breach of any material written policy of the Company that results in material and demonstrable liability or loss to the Company or that continues after written notice;

        (b) Willful failure to perform or gross negligence in connection with the performance of Employee’s duties;

        (c) The engaging by Employee in conduct involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to the Company, including, but not limited to, misappropriation or conversion of assets of the Company (other than immaterial assets);

        (d) Conviction of or entry of a plea of nolo contendere to a felony;

        (e) A material breach of this Agreement, including by engaging in action in violation of the restrictive covenants in this Agreement; or

        (f) Any other conduct or activity that the Chief Executive Officer determines in good faith jeopardizes the proper conduct of the Company’s operations if such conduct or activity continues to occur after written notice.

        No act or failure to act by the Employee shall be deemed “willful” if done, or omitted to be done, by him in good faith and with the reasonable belief that his action or omission was in the best interest of the Company.

    C. Termination by Employee.  Employee may terminate his employment by the Company at any time by giving 14 days prior written notice thereof to the Company.

    D. Effect of Termination.  Upon termination of Employee’s employment pursuant to Section 3(B) or Section 3(C) or expiration of the Term, the Company’s obligations under this Agreement will terminate.

4. Compensation; Benefits.

    A. Base Salary.  During the term of this Agreement, the Company will pay to Employee base salary (“Base Salary”) at the rate of $112,500 (One Hundred Twelve Thousand Five Hundred and No/100 dollars) per annum, it being recognized that the sum of $12,500 represents payment for accrued but unpaid vacation time due and payable Employee.

    B. Additional Bonus.  Employee will be eligible to participate in any bonus program established by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), provided that Employee is eligible by the terms thereof to participate therein.

    C. Benefit Plans.  Employee will be entitled to participate in all formal retirement, insurance, hospitalization, disability and other employee benefit plans that are in existence or may be adopted by the Company or in which employees of the Company are eligible to participate, provided that Employee is eligible by the terms thereof and applicable law to participate therein.

    D. Company Laptop Computer, Cellular Telephone, and Home Internet Connection. During the Term, the Company will provide Employee with a laptop computer, a cellular telephone, and a high speed Internet connection at Employee’s home, for use by Employee in the performance of his duties hereunder.  The Company will pay all costs associated with acquiring these items and services, and will pay any ongoing charges and expenses related to these items and services during the Term.  The laptop computer and cellular telephone provided to Employee by the Company shall remain the property of the Company and shall be returned to the Company upon termination of Employee’s employment with the Company.  The high speed Internet connection at Employee’s home may be terminated by the Company upon termination of Employee’s employment with the Company.

    E. General.  All payments under this Agreement will be subject to applicable withholding and similar taxes and will, if applicable, be prorated for the applicable period.  Employee’s Base Salary and other compensation will be paid to Employee in accordance with the Company’s regular policy.  The Compensation Committee will, in its sole discretion, periodically review Employee’s Base Salary and other compensation.

5. Protection of Trade Secrets and Confidential Information.

    A. Definition of “Confidential Information.  “Confidential Information” means all nonpublic information concerning or arising from the Company’s business, including particularly but not by way of limitation trade secrets used, developed or acquired by the Company in connection with its business; information concerning the manner and details of the Company’s operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed or written material generated or used in connection with the Company’s business; the Company’s business plans and strategies; the identities of the Company’s customers and the specific individual customer representatives with whom the Company works; the details of the Company’s relationship with such customers and customer representatives; the identities of distributors, contractors and vendors utilized in the Company’s business; the details of the Company’s relationship with such distributors, contractors and vendors; the nature of fees and charges made to the Company’s customers; nonpublic forms, contracts and other documents used in the Company’s business; the nature and content of computer software used in the Company’s business, whether proprietary to the Company or used by the Company under license from a third party; and all other information concerning the Company’s concepts, prospects, customers, employees, contractors, earnings, products, services, equipment, systems and/or prospective and executed contracts and other business arrangements.

    B. Employee’s Use of Confidential Information.  Except in connection with and in furtherance of Employee’s work on the Company’s behalf, Employee shall not, without the Company’s prior written consent, at any time, directly or indirectly, use, disclose or otherwise communicate any Confidential Information to any person or entity.

    C. Acknowledgments.  Employee acknowledges that during the term of his employment, Employee will have access to Confidential Information, all of which shall be made accessible to Employee only in strict confidence; that unauthorized disclosure of Confidential Information will damage the Company’s business; that Confidential Information would be susceptible to immediate competitive application by a competitor of the Company; that the Company’s business is substantially dependent on access to and the continuing secrecy of Confidential Information; that Confidential Information is unique to the Company and known only to Employee, the Company and certain key employees and contractors of the Company; that the Company shall at all times retain ownership and control of all Confidential Information; and that the restrictions contained in this paragraph are reasonable and necessary for the protection of the Company’s business.

    D. Records Containing Confidential Information.  All documents or other records containing or reflecting Confidential Information (“Confidential Documents”) prepared by or provided to Employee are and shall remain the Company’s property.  Except with the Company’s prior written consent, Employee shall not copy or use any Confidential Document for any purpose not relating directly to Employee’s work on the Company’s behalf, or use, disclose or sell any Confidential Document to any party.  Upon the termination of Employee’s employment or upon the Company’s request, Employee shall immediately deliver to the Company or its designee (and shall not keep in Employee’s possession or deliver to anyone else) all Confidential Documents and all other property belonging to the Company.  This paragraph shall not bar Employee from complying with any subpoena or court order, provided that Employee shall at the earliest practicable date provide a copy of the subpoena or court order to the Chief Executive Officer of the Company.

    E. Employee’s Former Employers’ Confidential Information.  Employee shall not, during Employee’s employment with the Company, improperly use or disclose to the Company any proprietary information or trade secrets belonging to any other current or former employer or any third party as to whom Employee owes a duty of nondisclosure.

6. Non-Solicitation.  During the term of Employee’s employment, Employee shall not, without the Company’s prior written consent, directly or indirectly:

    A. Cause or attempt to cause any employee, agent, distributor, endorser or contractor of the Company to terminate his or her employment, agency, distributor, endorser or contractor relationship with the Company; interfere or attempt to interfere with the relationship between the Company and any employee, agent, distributor, endorser or contractor of the Company or hire or attempt to hire any employee, agent, distributor, endorser or contractor of the Company; or

    B. Solicit business from any customer or client served by the Company at any point during the term of Employee’s employment; or interfere or attempt to interfere with any transaction, agreement or business relationship in which the Company was involved at any point during the term of Employee’s employment.

7. Non-Competition.  During the Term, Employee shall not, without the Company’s prior written consent, directly or indirectly engage in any business that is in competition with the business conducted by the Company anywhere in the United States, whether as proprietor, partner, joint venturer, employer, agent, employee, consultant, officer, or beneficial or record owner of more than 2% of the stock of a corporation, business, or association.  For purposes of this Section, a business is “in competition” with the Company if it engages in business in the nutritional product network marketing field.  However, Employee will not be prohibited from owning securities in a business in competition with the Company if the securities are listed on a stock exchange or traded on the over-the-counter market and represent 2% or less of that class of securities issued and outstanding.  Employee specifically acknowledges and agrees that the Company’s business covers the market area identified above, and agrees that the restrictions contained in this Section are reasonable in scope under Colorado law.

8. Inventions.

    A. Disclosure.  Upon the Company’s request, Employee shall promptly disclose to the Company, in a manner specified by the Company in its sole discretion, all ideas (including new products), processes, trademarks and service marks, inventions, discoveries and improvements to any of the foregoing, that Employee learns of, conceives, develops or creates alone or with others during the term of Employee’s employment (whether or not conceived, developed or created during working hours) that directly or indirectly arises from or relates to: (i) the Company’s business; (ii) work performed for the Company by Employee or any other Company employee; (iii) the use of the Company’s property or time; or (iv) access to the Company’s Confidential Information and/or Confidential Documents.

    B. Assignment.  Employee assigns to the Company, without further consideration, Employee’s entire right to any concept, idea or invention described in the preceding paragraph, which shall be the sole and exclusive property of the Company whether or not subject to patent, copyright, trademark or trade secret protection under applicable law.  Employee also acknowledges that all original works of authorship that are made by Employee (solely or jointly with others), within the scope of Employee’s employment, and that are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101).  To the extent that any such works, by operation of law, cannot be “works made for hire,” Employee assigns to the Company all right, title and interest in and to such works and to any related copyrights.

    C. Additional Instruments.  Employee shall promptly execute, acknowledge and deliver to the Company all additional instruments or documents deemed at any time by the Company in its sole discretion to be necessary to carry out the intentions of this paragraph.

9. Survival.  Employee’s obligations under this Agreement shall survive the termination of Employee’s employment and shall thereafter be enforceable whether or not such termination is later claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed by the Company to Employee.

10. Remedies.  Employee acknowledges that upon a breach of any obligation under this Agreement, the Company will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate the Company.  Employee therefore agrees that upon such breach or threat of imminent breach of any obligation under this Agreement, the Company shall be entitled to, and Employee shall not oppose entry of, a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, barring Employee from violating any such provision. This paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to the Company under this Agreement or the law, including the right to seek damages from Employee for a breach of any provision of this Agreement, nor shall this paragraph be construed to limit the rights or remedies available under Colorado law for any violation of any provision of this Agreement.

11. Miscellaneous.

    A. Entire Agreement.  This Agreement constitutes the entire agreement between the Company and Employee and supersedes all prior oral or written agreements and understandings with respect to the subject matter hereof.

    B. Heirs and Assigns.  This Agreement shall be binding upon Employee’s heirs, executors, administrators or other legal representatives, shall inure to the benefit of the Company, its successors or assigns, and shall be freely assignable by the Company, but not by Employee.

    C. Governing Law.  This Agreement and all other disputes or issues arising from or relating in any way to the Company’s relationship with Employee, shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

    D. Severability.  If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable.  To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties’ express desire that the Company be protected to the greatest extent possible under applicable law from improper competition and/or the misuse or disclosure of trade secrets, Confidential Documents and/or Confidential Information.

    E. Disputes.  Any action arising from or relating any way to this Agreement, or otherwise arising from or relating to Employee’s employment with the Company, shall be tried only in the state or federal courts situated in Denver, Colorado.  The parties consent to jurisdiction and venue in those courts to the greatest extent possible under law.  The prevailing party in any action to enforce any provision of this Agreement shall recover all costs and attorneys’ fees incurred in connection with the action.

    F.           Prior Agreements. This agreement supersedes all prior agreements between Employee and the Company relating to the subject of Employee’s employment with the Company and may only be amended by written instrument signed by Employee and the Chairman of the Board of the Company.

IN WITNESS WHEREOF, the undersigned has executed this Employment Agreement to be effective as of the Effective Date.

EXECUTED this 1st day of June, 2009, to be effective as of the Effective Date.

EMPLOYEE: By: _/s/ John D. Pougnet Name: John Pougnet Title: Chief Financial Officer	COMPANY: XELR8, INC. By: /s/ Sanford D. Greenberg Name: Sanford D. Greenberg Title: Chairman of the Board of Directors By: /s/ John B. McCandless Name: John B. McCandless Title: Lead Director

EXHIBIT A

JOB RESPONSIBILITIES

•	Treasury Management
o	Banking
o	Budgets
o	Projections
o	Assist in raising new funds
•	Financial Reporting
o	Preparing, Q’s, K’s, Proxy, Registration Statements
o	SOX preparation
•	Accounting Functions
o	Daily oversight
o	Monthly close
o	Commissions
o	Expense approval
•	Tax
o	Sales
o	Income
o	Deferred preparation & analysis
•	Compliance
o	Working with outside counsel on contracts
o	SEC / OTC
o	Distributor compliance
o	Foreign country laws & filings
•	Human Resources
o	Payroll
o	Regulatory compliance
o	Taxes
•	Risk Management
o	Insurance management (Product, D&O, EPL, WC)
o	Analyzing transactions and events.